SOUTHWEST AIRLINES REPORTS 47th CONSECUTIVE YEAR OF PROFITABILITY

FOURTH QUARTER NET INCOME OF $514 MILLION, OR $.98 PER DILUTED SHARE
Includes $124 million pre-tax profitsharing award for Boeing compensation, which reduced fourth quarter earnings per diluted share by $.18

DALLAS, TEXAS - January 23, 2020 - Southwest Airlines Co. (NYSE: LUV) (the “Company”) today reported its fourth quarter and annual 2019 results:

•
Fourth quarter net income and earnings per diluted share of $514 million and $.98, respectively, which was reduced by profitsharing award of $97 million after-tax and $.18 per diluted share, in light of Boeing compensation

•
Annual net income and earnings per diluted share of $2.3 billion and $4.27, respectively, which was reduced by profitsharing award of $97 million after-tax and $.18 per diluted share, in light of Boeing compensation

•	Earnings per diluted share, excluding special items[3], was also $4.27 and was an annual record, surpassing the prior record set in 2018 of $4.24, excluding special items

•	Full year operating margin[1] of 13.2 percent and net margin[2] of 10.3 percent, on record operating revenues of $22.4 billion

•	Full year operating cash flow of $4.0 billion, and record free cash flow[3] of $3.4 billion

•	Returned $2.4 billion to Shareholders in the form of share repurchases and dividends in 2019

•	Annual return on invested capital (ROIC)[3] pre-tax of 22.9 percent, or 17.8 percent on an after-tax basis

•
During fourth quarter, reached confidential agreement with The Boeing Company (Boeing) on compensation related to estimated 2019 financial damages due to the March 13, 2019, Federal Aviation Administration (FAA) order to ground the Boeing 737 MAX aircraft (MAX); substantially all of the compensation will be accounted for as a reduction in the cost basis of both owned MAX aircraft and future purchased MAX aircraft, which is expected to reduce depreciation expense in future years

•	Accrued a record $667 million in profitsharing for Employees in 2019

Gary C. Kelly, Chairman of the Board and Chief Executive Officer, stated, “Our operational and financial performances in 2019 were truly remarkable considering an estimated $828 million reduction in operating income and the significant reduction in planned flights due to the MAX groundings. We currently have 34 MAX aircraft in our fleet, and at the beginning of last year, we expected to have 75 at the end of 2019, and another 38 deliveries in 2020. With the ongoing uncertainty regarding the timing of the MAX return to commercial service, we remained nimble and adjusted our 2019 plans, as necessary, without abandoning our long-term goals. Our financial strength and preparedness for unexpected challenges allowed for sustained high levels of profits, earnings per share, returns on capital, cash flows, and returns to Shareholders; continued capital investments and growth in California and Hawaii; and job security for our resilient Employees. Our People performed superbly and delivered industry-leading Customer Service4, record annual operating revenues, prudent cost control, our best operational performance in years, and our 47th consecutive year of profitability. Once again, Southwest was named to FORTUNE's 2020 list of World's Most Admired Companies. I am extremely grateful to our Employees for their extraordinary efforts, for which we have accrued a record $667 million in profitsharing in 2019, including a discretionary, special $124 million pre-tax contribution—authorized by the Southwest Board of Directors during fourth quarter 2019—in light of the Boeing compensation related to the 2019 MAX groundings.

“I am pleased with the Boeing agreement for 2019. But, we continue to incur financial damages in 2020, and we will continue discussions with Boeing regarding further compensation. No estimated settlement amounts relating to financial damages beyond 2019 have been factored into our 2020 outlook. We recently extended the MAX-related flight schedule adjustments through June 6, 2020. Based on recent guidance from Boeing estimating that the ungrounding of the MAX will be mid-2020, we will likely extend MAX-related flight schedule adjustments further to provide operational reliability and a dependable flight schedule for our Customers booking their summer travel. Upon a rescission of the FAA order to ground the MAX fleet, our priority will be to return our 34 grounded 737 MAX 8 aircraft to service in a safe and controlled manner, and we will be prepared to resume deliveries from Boeing on delayed aircraft orders. The FAA's timetables and directives will determine the timing of MAX return to service, and we offer no assurances that current estimations and timelines are correct.

“Annual 2019 unit revenues grew 3.7 percent, year-over-year, driven by a stable domestic economy and revenue environment, and another strong performance from our award-winning Rapid Rewards® loyalty program. Our revenue management capabilities implemented in 2018 delivered significant revenue benefits, and helped mitigate passenger yield dilution from flight schedule changes due to the

MAX groundings. Based on stable revenue trends, thus far, we expect another solid year-over-year unit revenue performance in first quarter 2020. Annual 2019 unit costs, excluding fuel and oil expense, special items3, and profitsharing expense, increased 7.7 percent, year-over-year, driven primarily by an estimated five point year-over-year negative impact due to the MAX groundings. The MAX groundings continue to pressure year-over-year unit costs; however, excluding these impacts, our 2019 unit cost performance was solid and under budget. Controlling costs is one of our top Company-wide priorities, despite the MAX groundings.

“Our network expansion plans were interrupted in 2019 due to the MAX groundings, and this continues in 2020. In particular, we made the difficult decision to close our operation at Newark Liberty International Airport and consolidate our New York City presence at New York LaGuardia Airport. I especially want to thank all of our former Newark Employees who performed magnificently. Still, we were able to launch Hawaii service in March 2019 and continued expanding throughout 2019 by trimming capacity in other parts of our network. The strong Customer response to our Hawaii service supports continued investment in 2020. In addition, we are focused on adding flights to further strengthen our presence in Baltimore, Denver, and Houston.

“We managed extraordinarily well in 2019 and ended the year with a strong balance sheet and healthy cash flows. While our 2020 financial results and year-over-year trends will continue to be significantly impacted by the MAX groundings, demand for air travel remains healthy, and we are well-hedged against rising fuel prices. We remain focused on delivering long-term, Customer-centric, revenue-generating initiatives and driving efficiencies throughout our Company to maintain our low-cost structure. We continue to invest in our People and our Company, in anticipation of the MAX ungrounding and a return to growth, as we have tremendous opportunities across our system. We remain confident that the MAX will return, and once it is cleared to fly, we will add aircraft and flights back into the schedule at a measured pace that we are comfortable with—operationally, commercially, and financially, and with safety top of mind.”

Notable 2019 announcements and accomplishments include:

•	Achieved 47th consecutive year of profitability

•	Launched service to four Hawaii airports: Daniel K. Inouye International Airport in Honolulu, Kahului Airport on Maui, Lihue Airport on Kauai, and Ellison Onizuka Kona International Airport

at Keahole; from Oakland Metropolitan Airport, Mineta San Jose International Airport, and Sacramento International Airport

•	Announced intention to serve Hilo International Airport, on the Island of Hawaii, from Daniel K. Inouye International Airport in Honolulu beginning January 2020

•	Announced intention to serve Kahului Airport on Maui and Daniel K. Inouye International Airport in Honolulu from San Diego International Airport beginning April 2020

•	Announced intention to serve Cozumel International Airport beginning March 2020

•	Received numerous awards and recognitions, including:

◦	Named to FORTUNE's list of World's Most Admired Companies; Southwest was ranked #11 (and just named to the 2020 list as #11 again)

◦	#1 Marketing Carrier in Customer Satisfaction per the U.S. Department of Transportation (DOT) data[4]

◦	Highest ranking Low-Cost Carrier for Customer satisfaction for the third year in a row in the J.D. Power 2019 North America Satisfaction StudySM

◦	Ranked #1 by J.D. Power for Customer Satisfaction with Airline Travel Websites

◦	Ranked #2 by The Points Guy as a Best Airlines for Family

◦	Named Program of the Year for Rapid Rewards Program and recognized for providing the Best Loyalty Credit Card, the Best Airline Redemption Ability, and the Best Customer Service by the Freddie Awards

◦	Ranked among the Best Airline Rewards Programs by U.S. News & World Report

◦	Recognized by Airlines Reporting Corp. as 2019 Airline of the Year

◦	Named one of Military Times Best for Vets: Employers 2019

◦	Recognized as a Best Employer in Forbes' 2019 list

◦	Named to Glassdoor's Best Places to Work list for the 11th consecutive year

Revenue Results and Outlook
The Company's fourth quarter 2019 total operating revenues increased 0.4 percent, year-over-year, to a fourth quarter record $5.7 billion, on 0.9 percent fewer available seat miles (ASMs, or capacity), year-over-year, due to the MAX groundings. Fourth quarter 2019 operating revenue per ASM (RASM, or unit revenues) increased 1.3 percent, year-over-year, driven primarily by another strong performance from our Rapid Rewards loyalty program, as well as a passenger revenue yield increase of 1.5 percent, offset slightly by a load factor decline of 0.4 points, to 83.1 percent. Fourth quarter 2019 RASM performed in line with Company expectations and benefited year-over-year by two to three points primarily due to the removal of MAX flights that resulted in lower fourth quarter 2019 capacity; however, this benefit was substantially offset by the negative year-over-year RASM effects from adjusting the Company’s previously-published fourth quarter 2019 flight schedule. The Company’s adjustments to remove the MAX aircraft from its fourth quarter 2019 flight schedule resulted in a uniform week-to-week schedule over the peak holiday period relative to fourth quarter 2018, which was necessary to produce the schedule with limited time and minimize disruption to Customers and the Company's operations. As a result, there was more year-over-year flying in off-peak periods and—due to the MAX groundings and the resulting fleet deficit—less year-over-year flying in peak periods than optimal.

Currently, passenger booking and revenue trends remain healthy, and the Company expects first quarter 2020 RASM to increase in the range of 3.5 to 5.5 percent, year-over-year. The Company's outlook for first quarter 2020 year-over-year RASM includes an estimated 1.5 point tailwind—approximately one point due to the negative impact to passenger bookings from the U.S. government shutdown during first quarter 2019 and approximately one-half point related to unscheduled maintenance disruptions and related flight cancellations during first quarter 2019. Additionally, first quarter 2020 year-over-year RASM is expected to benefit by approximately two points due to the removal of MAX flights, which will result in lower first quarter 2020 capacity.

Annual 2019 total operating revenues increased 2.1 percent, year-over-year, to a record $22.4 billion, on 1.6 percent fewer ASMs due to the MAX groundings. Annual 2019 RASM was a record 14.26 cents, and increased 3.7 percent, year-over-year, largely driven by a passenger revenue yield increase of 3.1 percent, year-over-year, as well as solid passenger demand. Approximately one point of the year-over-year unit revenue increase in annual 2019 results was driven by lower 2019 capacity as a result of the MAX groundings.

Cost Performance and Outlook
Fourth quarter 2019 total operating expenses increased 3.7 percent, year-over-year, to $5.1 billion. Total operating expenses per ASM (CASM, or unit costs) increased 4.6 percent, as compared with fourth quarter 2018.

Fourth quarter 2019 economic fuel costs3 were $2.09 per gallon, in line with the Company's expectations, and included $.04 per gallon in premium expense and no cash settlements from fuel derivative contracts, compared with $2.25 per gallon in fourth quarter 2018, which included $.06 per gallon in premium expense and $.06 per gallon in favorable cash settlements from fuel derivative contracts. Annual 2019 economic fuel costs were also $2.09 per gallon, a decrease of 5.0 percent, year-over-year. Both fourth quarter and annual 2019 ASMs per gallon, or fuel efficiency, decreased 0.8 percent, year-over-year, due primarily to the removal of the Company's most fuel-efficient aircraft from its schedule as of March 13, 2019, due to the MAX groundings. The Company estimates first quarter 2020 fuel efficiency will decrease in the range of 2.0 to 3.0 percent, year-over-year, as a result of the ongoing MAX groundings.

Based on the Company's existing fuel derivative contracts and market prices as of January 17, 2020, first quarter 2020 economic fuel costs are estimated to be in the range of $2.05 to $2.15 per gallon5, including $.05 per gallon in premium expense and $.01 per gallon in favorable cash settlements from fuel derivative contracts, compared with $2.05 per gallon in first quarter 2019, which included $.06 per gallon in premium expense and $.03 per gallon in favorable cash settlements from fuel derivative contracts. In addition, the Company expects annual 2020 economic fuel costs to be in the range of $2.00 to $2.10 per gallon5, including $.04 per gallon in premium expense and no estimated cash settlements from fuel derivative contracts, on a per gallon basis. As of January 17, 2020, the fair market value of the Company's fuel derivative contracts settling in first quarter 2020 was an asset of approximately $2 million and an asset of approximately $31 million for those settling over the remainder of 2020. In addition, the fair market value of fuel derivative contracts settling in 2021 and beyond was an asset of approximately $87 million. Additional information regarding the Company's fuel derivative contracts is included in the accompanying tables.

Excluding fuel and oil expense, fourth quarter 2019 operating expenses increased 7.2 percent, year-over-year. Fourth quarter 2019 profitsharing expense was $264 million, as compared with $141 million in fourth quarter 2018. The fourth quarter 2019 profitsharing accrual included a discretionary, special $124 million contribution in light of the Boeing compensation for the 2019 MAX groundings. Excluding fuel and oil expense and profitsharing expense, fourth quarter 2019 operating expenses increased 4.1 percent, year-over-year. Fourth quarter 2019 CASM, excluding fuel and oil expense and profitsharing expense, increased 5.0 percent, year-over-year, and performed in line with the Company's expectations. Prior to the MAX groundings, the Company expected fourth quarter 2019 CASM, excluding fuel and oil expense and profitsharing expense, to decrease approximately 2 percent, year-over-year. As expected, approximately six points of the year-over-year unit cost increase in fourth quarter 2019 was driven by lower fourth quarter 2019 capacity as a result of the MAX groundings, net of the year-over-year unit cost benefit driven by more flying in off-peak periods as a result of fourth quarter 2019 flight schedule adjustments. Additionally, as expected, approximately one point of the unit cost increase in fourth quarter 2019 was due to the shifting of maintenance and technology expenses from prior periods into fourth quarter 2019.

Based on current cost trends, the Company expects first quarter 2020 CASM, excluding fuel and oil expense and profitsharing expense, to increase in the range of 6.0 to 8.0 percent, year-over-year. This outlook includes an estimated seven point year-over-year unit cost headwind in first quarter 2020 driven by lower first quarter 2020 capacity as a result of the ongoing MAX groundings, which includes the impact of unabsorbed overhead that will be utilized upon the MAX return to service. It also includes one to two points of inflation primarily due to higher salaries, wages, and benefits; maintenance expense; and operating expenses related to investments in technology and facilities. This inflation was substantially offset by tailwinds in first quarter 2020 due to the non-recurring first quarter 2019 costs associated with the Company's ratified labor agreement with its Mechanics and costs associated with unscheduled maintenance disruptions and related flight cancellations.

Annual 2019 total operating expenses increased 3.8 percent to $19.5 billion, and increased 5.5 percent on a unit basis, both year-over-year. Excluding fuel and oil expense, special items3, and profitsharing expense, annual 2019 total operating expenses increased 6.1 percent, and increased 7.7 percent on a unit basis, both year-over-year. Approximately five points of the year-over-year unit cost increase in annual 2019 results was driven by lower 2019 capacity as a result of the MAX groundings.

Fourth Quarter and Annual Results
Fourth quarter 2019 net income was $514 million, or $.98 per diluted share, compared with fourth quarter 2018 net income of $654 million, or $1.17 per diluted share, and compared with the fourth quarter 2019 First Call consensus estimate of $1.09 per diluted share. Fourth quarter 2019 net income and earnings per diluted share was reduced by a $124 million (pre-tax) profitsharing award, or $97 million after-tax and $.18, respectively, in light of Boeing compensation.

The estimated operating income reductions from the MAX groundings for fourth quarter and annual 2019 were $313 million and $828 million, respectively.

Annual 2019 net income was $2.3 billion, or $4.27 per diluted share, compared with annual 2018 net income of $2.5 billion, or $4.29 per diluted share, and annual 2018 net income, excluding special items, of $2.4 billion, or $4.24 per diluted share. Annual 2019 net income and earnings per diluted share was reduced by a $124 million (pre-tax) profitsharing award, or $97 million after-tax and $.18, respectively, in light of Boeing compensation.

The Company's annual 2019 effective tax rate was 22.2 percent, and the Company estimates its first quarter and annual 2020 effective tax rates will be in the 23 to 24 percent range.

Liquidity and Capital Deployment
As of December 31, 2019, the Company had approximately $4.1 billion in cash and short-term investments and a fully available unsecured revolving credit line of $1.0 billion. Annual 2019 cash provided by operations was $4.0 billion. Annual 2019 capital expenditures were $1.0 billion. The Company received $400 million of supplier proceeds, which the Company considers an offset to its annual 2019 aircraft capital expenditures. Annual 2019 free cash flow was a record $3.4 billion. Boeing currently has 27 MAX 8 aircraft produced and in storage for the Company. Assuming these aircraft are delivered in 2020, the Company currently estimates its annual 2020 capital expenditures to be in the range of $1.4 billion to $1.5 billion, including progress payments for future deliveries, and considering supplier proceeds to be received in 2020. These expected proceeds are included in Accounts and other receivables on the Company's unaudited Condensed Consolidated Balance Sheet as of December 31, 2019, and the Company considers them to be a reduction to its annual 2020 aircraft capital expenditures. The Company repaid $615 million in debt and capital lease obligations during 2019, and expects to repay approximately $819 million in debt and capital lease obligations during 2020.

In fourth quarter 2019, the Company launched a new accelerated share repurchase (ASR) program by advancing $550 million to a third party financial institution in a privately negotiated transaction ("Fourth Quarter 2019 ASR Program"). The Company has received 9.1 million shares of common stock pursuant to the Fourth Quarter 2019 ASR Program, representing the vast majority of the shares expected to be repurchased under that ASR program. The Fourth Quarter 2019 ASR Program is scheduled to be completed no later than February 13, 2020. In 2019, the Company returned $2.4 billion to its Shareholders through the payment of $372 million in dividends and the repurchase of 34.9 million shares of common stock for a total of $2.0 billion, including the Fourth Quarter 2019 ASR Program, and now has $1.35 billion remaining under its current share repurchase authorization approved by its Board of Directors in May 2019.

Fleet and Capacity
The Company ended 2019 with 747 aircraft in its fleet, including 3 leased 737 MAX 8 aircraft delivered in 2019 prior to the MAX groundings. All 34 of the Company's 737 MAX 8 aircraft were grounded as of March 13, 2019, to comply with the FAA emergency order issued for all U.S. airlines to ground all MAX aircraft. The Company's 41 MAX aircraft scheduled for delivery in 2019, as of the time of the MAX groundings, have not been delivered, and Boeing is not currently manufacturing or delivering new MAX aircraft. As the Company previously communicated, 7 of its originally planned 18 retirements in 2019 were deferred to future years to cover a portion of the fleet deficit created by the MAX groundings. The Company retired 6 Boeing 737-700 aircraft in 2019, compared with its most recent plan to retire 11 total, with 5 retirements shifting to 2020.

Upon a rescission of the FAA order to ground the MAX fleet, the Company will work closely with Boeing and the FAA to safely reintroduce the 34 MAX 8 aircraft currently in its fleet and take delivery of the 27 MAX 8 aircraft currently produced and being held in storage by Boeing. Based on Boeing's recent guidance, the Company is currently including these 61 aircraft in its 2020 fleet planning assumptions. The Company also currently expects to retire 16 737-700 aircraft in 2020, including 5 retirements that shifted from 2019. Additional information regarding the Company's aircraft delivery schedule is included in the accompanying tables.

The Company's fourth quarter 2019 available seat miles decreased 0.9 percent, year-over-year. Annual 2019 available seat miles decreased 1.6 percent, year-over-year, which was significantly lower than the Company's original plan to grow capacity nearly 5 percent in 2019, due to the impact of the MAX groundings and resulting fleet deficit. Based on the Company's MAX-related flight schedule adjustments through June 6, 2020, the Company currently expects its first quarter 2020 year-over-year capacity to decrease in the range of 1.5 to 2.5 percent. Based on continued uncertainty regarding the

MAX return to service that could materially impact current and future flight schedules, the Company is unable to provide annual 2020 available seat mile guidance at this time.

Regulatory approval of MAX return to service is subject to Boeing's ongoing work with the FAA, whose timetables and directives will determine the timing of MAX return to service. The Company offers no assurances that current estimations and timelines are correct. Any changes to current estimations could result in additional flight schedule adjustments and reductions beyond June 6, 2020, further delays in aircraft deliveries, and additional financial damages. The Company continues to plan for multiple MAX return to service scenarios.

Conference Call
The Company will discuss its fourth quarter and annual 2019 results on a conference call at 12:30 p.m. Eastern Time today. To listen to a live broadcast of the conference call please go to
www.southwestairlinesinvestorrelations.com.

1Operating margin is calculated as operating income divided by operating revenues.
2Net margin is calculated as net income divided by operating revenues.
3See Note Regarding Use of Non-GAAP Financial Measures for additional information on free cash flow, ROIC, and special items. In addition, information regarding special items, ROIC, and economic results is included in the accompanying reconciliation tables.
4Source: Air Travel Consumer Reports. Rankings based on the most recent complaints filed with the Department of Transportation (DOT) per 100,000 passengers served for January through November 2019. Southwest was 1st place in the DOT’s Year-to-Date (YTD) Customer Service ranking among Operating and Marketing Carriers. An Operating Carrier can be an airline that only operates flights on behalf of another/larger carrier (i.e. Branded Codeshare Partner) or any airline that sells and flies under its own brand (a.k.a. Marketing Carrier).
5Based on the Company's existing fuel derivative contracts and market prices as of January 17, 2020, first quarter 2020 fuel costs per gallon on a GAAP and economic basis are both estimated to be in the $2.05 to $2.15 range, and annual 2020 fuel costs per gallon on a GAAP and economic basis are both estimated to be in the $2.00 to $2.10 range. See Note Regarding Use of Non-GAAP Financial Measures.

Cautionary Statement Regarding Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Specific forward-looking statements include, without limitation, statements related to (i) the Company’s plans and expectations related to continued discussions with Boeing regarding further compensation related to the MAX groundings; (ii) the Company's plans and expectations with respect to MAX-related flight schedule adjustments; (iii) the Company's goals and strategies with respect to the reliability of the Company’s operation and dependability of the Company’s flight schedule, taking into account the MAX groundings; (iv) the Company's plans, expectations, and priorities in connection with the return of the MAX to service; (v) the Company's financial outlook, goals, expectations, and projected results of operations, including factors and assumptions underlying the Company's projections; (vi) the Company's network and growth plans and expectations, including factors underlying the Company’s expectations; (vii) the Company's capacity plans and expectations, including factors and assumptions underlying the Company’s expectations; (viii) the Company's expectations with respect to fuel efficiency and fuel costs and the Company's related management of risk associated with changing jet fuel prices, including factors underlying the Company’s expectations; (ix) the Company's expectations with respect to liquidity (including its plans for the repayment of debt and finance lease obligations) and anticipated capital expenditures, and the factors and assumptions underlying the Company's projections, in particular assumptions regarding the 737 MAX return to service; (x) the expected amount and timing of aircraft deliveries, including the factors and assumptions underlying the Company's expectations, in particular assumptions regarding the 737 MAX return to service; and (xi) the Company's fleet plans, including factors underlying the Company’s expectations. These forward-looking statements are based on the Company's current intent, expectations, and projections and are not guarantees of future performance. Forward-looking statements involve risks, uncertainties, assumptions, and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them. Factors include, among others, (i) the Company's dependence on Boeing and the FAA with respect to the timing of the return of the 737 MAX to service and any related changes to the Company's operational and financial assumptions and decisions; (ii) the impact of governmental regulations and other actions, as well as consumer perception, on consumer behavior; (iii) the impact of economic conditions, actions of competitors (including, without limitation, pricing, scheduling, capacity, and network decisions, and consolidation and alliance activities), extreme or severe weather and natural disasters, fears of terrorism or war, and other factors beyond the Company's control, on consumer behavior and the Company's results of operations and business decisions, plans, strategies, and results; (iv) the impact of fuel price changes, fuel price volatility, volatility of commodities used by the Company for hedging jet fuel, and any changes to the Company’s fuel hedging strategies and positions, on the Company's business plans and results of operations; (v) the Company’s ability to timely and effectively implement, transition, and maintain the necessary information technology systems and infrastructure to support its operations and initiatives; and (vi) other factors, as described in the Company's filings with the Securities and Exchange Commission, including the detailed factors discussed under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2018, and in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2019.

Investor Contact:
Southwest Airlines Investor Relations
214-792-4415

Media Contact:
Southwest Airlines Media Relations
214-792-4847
swamedia@wnco.com

Southwest Airlines Co.
Condensed Consolidated Statement of Income
(in millions, except per share amounts)
(unaudited)

	Three months ended			Year ended
	December 31,			December 31,
	2019	2018	Percent Change	2019	2018	Percent Change
OPERATING REVENUES:
Passenger	$5,314	$5,317	(0.1)	$20,776	$20,455	1.6
Freight	43	45	(4.4)	172	175	(1.7)
Other	372	342	8.8	1,480	1,335	10.9
Total operating revenues	5,729	5,704	0.4	22,428	21,965	2.1

OPERATING EXPENSES:
Salaries, wages, and benefits	2,247	1,990	12.9	8,293	7,649	8.4
Fuel and oil	1,105	1,192	(7.3)	4,347	4,616	(5.8)
Maintenance materials and repairs	307	292	5.1	1,223	1,107	10.5
Landing fees and airport rentals	327	322	1.6	1,363	1,334	2.2
Depreciation and amortization	313	331	(5.4)	1,219	1,201	1.5
Other operating expenses	765	757	1.1	3,026	2,852	6.1
Total operating expenses	5,064	4,884	3.7	19,471	18,759	3.8

OPERATING INCOME	665	820	(18.9)	2,957	3,206	(7.8)

OTHER EXPENSES (INCOME):
Interest expense	28	33	(15.2)	118	131	(9.9)
Capitalized interest	(9)	(9)	—	(36)	(38)	(5.3)
Interest income	(20)	(23)	(13.0)	(90)	(69)	30.4
Other (gains) losses, net	—	2	n.m.	8	18	(55.6)
Total other expenses (income)	(1)	3	n.m.	—	42	n.m.

INCOME BEFORE INCOME TAXES	666	817	(18.5)	2,957	3,164	(6.5)
PROVISION FOR INCOME TAXES	152	163	(6.7)	657	699	(6.0)
NET INCOME	$514	$654	(21.4)	$2,300	$2,465	(6.7)

NET INCOME PER SHARE:
Basic	$0.98	$1.17	(16.2)	$4.28	$4.30	(0.5)
Diluted	$0.98	$1.17	(16.2)	$4.27	$4.29	(0.5)

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	525	560	(6.3)	538	573	(6.1)
Diluted	527	561	(6.1)	539	574	(6.1)

Southwest Airlines Co.
Reconciliation of Reported Amounts to Non-GAAP Items (excluding special items)
(See Note Regarding Use of Non-GAAP Financial Measures)
(in millions, except per share amounts) (unaudited)

	Three months ended			Year ended
	December 31,			December 31,
	2019	2018	Percent Change	2019	2018	Percent Change
Fuel and oil expense, unhedged	$1,085	$1,191		$4,299	$4,649
Add: Premium cost of fuel contracts	20	34		95	135
Deduct: Fuel hedge gains included in Fuel and oil expense, net	—	(33)		(47)	(168)
Fuel and oil expense, as reported	$1,105	$1,192		$4,347	$4,616
Add: Contracts settling in the current period, but for which the impact has been recognized in a prior period (a)	—	—		—	14
Fuel and oil expense, excluding special items (economic)	$1,105	$1,192	(7.3)	$4,347	$4,630	(6.1)

Total operating expenses, as reported	$5,064	$4,884		$19,471	$18,759
Add: Contracts settling in the current period, but for which the impact has been recognized in a prior period (a)	—	—		—	14
Add: Gain on sale of retired Boeing 737-300 aircraft	—	—		—	25
Total operating expenses, excluding special items	$5,064	$4,884	3.7	$19,471	$18,798	3.6
Deduct: Fuel and oil expense, excluding special items (economic)	(1,105)	(1,192)		(4,347)	(4,630)
Operating expenses, excluding Fuel and oil expense and special items	$3,959	$3,692	7.2	$15,124	$14,168	6.7
Deduct: Profitsharing expense	(264)	(141)		(667)	(544)
Operating expenses, excluding Fuel and oil expense, special items, and profitsharing	$3,695	$3,551	4.1	$14,457	$13,624	6.1

Operating income, as reported	$665	$820		$2,957	$3,206
Deduct: Contracts settling in the current period, but for which the impact has been recognized in a prior period (a)	—	—		—	(14)
Deduct: Gain on sale of retired Boeing 737-300 aircraft	—	—		—	(25)
Operating income, excluding special items	$665	$820	(18.9)	$2,957	$3,167	(6.6)

Net income, as reported	$514	$654		$2,300	$2,465
Deduct: Contracts settling in the current period, but for which the impact has been recognized in a prior period (a)	—	—		—	(14)
Deduct: Gain on sale of retired Boeing 737-300 aircraft	—	—		—	(25)
Add: Net income tax impact of special items (b)	—	—		—	9
Net income, excluding special items	$514	$654	(21.4)	$2,300	$2,435	(5.5)

Net income per share, diluted, as reported	$0.98	$1.17		$4.27	$4.29
Deduct: Impact from fuel contracts	—	—		—	(0.02)
Deduct: Impact of special items	—	—		—	(0.04)
Add: Net income tax impact of special items (b)	—	—		—	0.01
Net income per share, diluted, excluding special items	$0.98	$1.17	(16.2)	$4.27	$4.24	0.7

(a) As a result of prior hedge ineffectiveness.
(b) Tax amounts for each individual special item are calculated at the Company's effective rate for the applicable period and totaled in this line item.

Southwest Airlines Co.
Comparative Consolidated Operating Statistics
(unaudited)

	Three months ended			Year ended
	December 31,			December 31,
	2019	2018	Change	2019	2018	Change
Revenue passengers carried (000s)	34,299	34,432	(0.4)%	134,056	134,890	(0.6)%
Enplaned passengers (000s)	41,201	41,707	(1.2)%	162,681	163,606	(0.6)%
Revenue passenger miles (RPMs) (in millions) (a)	33,224	33,716	(1.5)%	131,345	133,322	(1.5)%
Available seat miles (ASMs) (in millions) (b)	40,004	40,367	(0.9)%	157,254	159,795	(1.6)%
Load factor (c)	83.1%	83.5%	(0.4) pts.	83.5%	83.4%	0.1 pts.
Average length of passenger haul (miles)	969	979	(1.0)%	980	988	(0.8)%
Average aircraft stage length (miles)	755	754	0.1%	748	757	(1.2)%
Trips flown	345,416	347,331	(0.6)%	1,367,727	1,375,030	(0.5)%
Seats flown (000s) (d)	52,078	52,477	(0.8)%	206,390	207,223	(0.4)%
Seats per trip (e)	150.8	151.1	(0.2)%	150.9	150.7	0.1%
Average passenger fare	$154.94	$154.42	0.3%	$154.98	$151.64	2.2%
Passenger revenue yield per RPM (cents) (f)	16.00	15.77	1.5%	15.82	15.34	3.1%
RASM (cents) (g)	14.32	14.13	1.3%	14.26	13.75	3.7%
PRASM (cents) (h)	13.28	13.17	0.8%	13.21	12.80	3.2%
CASM (cents) (i)	12.66	12.10	4.6%	12.38	11.74	5.5%
CASM, excluding Fuel and oil expense (cents)	9.90	9.15	8.2%	9.62	8.85	8.7%
CASM, excluding special items (cents)	12.66	12.10	4.6%	12.38	11.76	5.3%
CASM, excluding Fuel and oil expense and special items (cents)	9.90	9.15	8.2%	9.62	8.87	8.5%
CASM, excluding Fuel and oil expense, special items, and profitsharing expense (cents)	9.24	8.80	5.0%	9.19	8.53	7.7%
Fuel costs per gallon, including fuel tax (unhedged)	$2.05	$2.25	(8.9)%	$2.06	$2.21	(6.8)%
Fuel costs per gallon, including fuel tax	$2.09	$2.25	(7.1)%	$2.09	$2.20	(5.0)%
Fuel costs per gallon, including fuel tax (economic)	$2.09	$2.25	(7.1)%	$2.09	$2.20	(5.0)%
Fuel consumed, in gallons (millions)	527	527	—	2,077	2,094	(0.8)%
Active fulltime equivalent Employees	60,767	58,803	3.3%	60,767	58,803	3.3%
Aircraft at end of period	747	750	(0.4)%	747	750	(0.4)%
(a) A revenue passenger mile is one paying passenger flown one mile. Also referred to as "traffic," which is a measure of demand for a given period.
(b) An available seat mile is one seat (empty or full) flown one mile. Also referred to as "capacity," which is a measure of the space available to carry passengers in a given period.
(c) Revenue passenger miles divided by available seat miles.
(d) Seats flown is calculated using total number of seats available by aircraft type multiplied by the total trips flown by the same aircraft type during a particular period.
(e) Seats per trip is calculated by dividing seats flown by trips flown.
(f) Calculated as passenger revenue divided by revenue passenger miles. Also referred to as "yield," this is the average cost paid by a paying passenger to fly one mile, which is a measure of revenue production and fares.
(g) RASM (unit revenue) - Operating revenue yield per ASM, calculated as operating revenue divided by available seat miles. Also referred to as "operating unit revenues," this is a measure of operating revenue production based on the total available seat miles flown during a particular period.
(h) PRASM (Passenger unit revenue) - Passenger revenue yield per ASM, calculated as passenger revenue divided by available seat miles. Also referred to as “passenger unit revenues,” this is a measure of passenger revenue production based on the total available seat miles flown during a particular period.
(i) CASM (unit costs) - Operating expenses per ASM, calculated as operating expenses divided by available seat miles. Also referred to as "unit costs" or "cost per available seat mile," this is the average cost to fly an aircraft seat (empty or full) one mile, which is a measure of cost efficiencies.

Southwest Airlines Co.
Non-GAAP Return on Invested Capital (ROIC)
(See Note Regarding Use of Non-GAAP Financial Measures, and see note below)
(in millions)
(unaudited)

	Twelve Months Ended		Twelve Months Ended
	December 31, 2019		December 31, 2018
Operating income, as reported	$2,957		$3,206
Net impact from fuel contracts	—		(14)
Gain on sale of retired Boeing 737-300 aircraft	—		(25)
Operating income, non-GAAP	$2,957		$3,167
Net adjustment for aircraft leases (a)	120		99
Adjusted operating income, non-GAAP (A)	$3,077		$3,266

Non-GAAP tax rate (B)	22.2%	(d)	22.1%	(e)

Net operating profit after-tax, NOPAT (A* (1-B) = C)	$2,394		$2,545

Debt, including finance leases (b)	$3,070		$3,521
Equity (b)	9,869		9,853
Net present value of aircraft operating leases (b)	512		584
Average invested capital	$13,451		$13,958
Equity adjustment for hedge accounting (c)	2		(144)
Adjusted average invested capital (D)	$13,453		$13,814

Non-GAAP ROIC, pre-tax (A/D)	22.9%		23.6%

Non-GAAP ROIC, after-tax (C/D)	17.8%		18.4%

(a) Net adjustment related to presumption that all aircraft in fleet are owned (i.e., the impact of eliminating aircraft rent expense and replacing with estimated depreciation expense for those same aircraft). The Company makes this adjustment to enhance comparability to other entities that have different capital structures by utilizing alternative financing decisions.
(b) Calculated as an average of the five most recent quarter end balances or remaining obligations. The Net present value of aircraft operating leases represents the assumption that all aircraft in the Company’s fleet are owned, as it reflects the remaining contractual commitments discounted at the Company's estimated incremental borrowing rate as of the time each individual lease was signed.
(c) The Equity adjustment for hedge accounting in the denominator adjusts for the cumulative impacts, in Accumulated other comprehensive income and Retained earnings, of gains and/or losses associated with hedge accounting related to fuel hedge derivatives that will settle in future periods. The current period impact of these gains and/or losses is reflected in the Net impact from fuel contracts in the numerator.
(d) The GAAP annual tax rate as of December 31, 2019, was 22.2 percent, and the annual Non-GAAP tax rate was also 22.2 percent. See Note Regarding Use of Non-GAAP Financial Measures for additional information.
(e) The GAAP annual tax rate as of December 31, 2018, was 22.1 percent, and the annual Non-GAAP tax rate was also 22.1 percent. See Note Regarding Use of Non-GAAP Financial Measures for additional information.

Southwest Airlines Co.
Condensed Consolidated Balance Sheet
(in millions)
(unaudited)

	December 31, 2019	December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$2,548	$1,854
Short-term investments	1,524	1,835
Accounts and other receivables	1,086	568
Inventories of parts and supplies, at cost	529	461
Prepaid expenses and other current assets	287	310
Total current assets	5,974	5,028
Property and equipment, at cost:
Flight equipment	21,629	21,753
Ground property and equipment	5,672	4,960
Deposits on flight equipment purchase contracts	248	775
Assets constructed for others	164	1,768
	27,713	29,256
Less allowance for depreciation and amortization	10,688	9,731
	17,025	19,525
Goodwill	970	970
Operating lease right-of-use assets	1,349	—
Other assets	577	720
	$25,895	$26,243
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,574	$1,416
Accrued liabilities	1,749	1,749
Current operating lease liabilities	353	—
Air traffic liability	4,457	4,134
Current maturities of long-term debt	819	606
Total current liabilities	8,952	7,905

Long-term debt less current maturities	1,846	2,771
Air traffic liability - noncurrent	1,053	936
Deferred income taxes	2,364	2,427
Construction obligation	164	1,701
Noncurrent operating lease liabilities	978	—
Other noncurrent liabilities	706	650
Stockholders' equity:
Common stock	808	808
Capital in excess of par value	1,581	1,510
Retained earnings	17,945	15,967
Accumulated other comprehensive income (loss)	(61)	20
Treasury stock, at cost	(10,441)	(8,452)
Total stockholders' equity	9,832	9,853
	$25,895	$26,243

Southwest Airlines Co.
Condensed Consolidated Statement of Cash Flows
(in millions)
(unaudited)

	Three months ended December 31,		Year ended December 31,

	2019	2018	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$514	$654	$2,300	$2,465
Adjustments to reconcile net income to cash provided by (used in) operating activities:
Depreciation and amortization	313	331	1,219	1,201
Unrealized/realized gains on fuel derivative instruments	—	—	—	(14)
Deferred income taxes	(279)	(7)	(55)	301
Changes in certain assets and liabilities:
Accounts and other receivables	198	226	(94)	117
Other assets	44	17	239	(227)
Accounts payable and accrued liabilities	538	465	298	545
Air traffic liability	(457)	(513)	440	506
Other liabilities	(68)	—	(277)	—
Cash collateral received from (provided to) derivative counterparties	25	(165)	25	(15)
Other, net	(4)	(19)	(108)	14
Net cash provided by operating activities	824	989	3,987	4,893

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(261)	(538)	(1,027)	(1,922)
Supplier proceeds	400	—	400	—
Assets constructed for others	—	(5)	—	(54)
Purchases of short-term investments	(793)	(802)	(2,122)	(2,409)
Proceeds from sales of short-term and other investments	799	678	2,446	2,342
Other, net	—	—	—	5
Net cash provided by (used in) investing activities	145	(667)	(303)	(2,038)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Employee stock plans	10	9	40	35
Reimbursement for assets constructed for others	—	5	—	170
Payments of long-term debt and finance lease obligations	(370)	(87)	(615)	(342)
Payments of cash dividends	—	—	(372)	(332)
Repayment of construction obligation	—	(8)	—	(30)
Repurchase of common stock	(550)	(500)	(2,000)	(2,000)
Other, net	1	9	(43)	3
Net cash used in financing activities	(909)	(572)	(2,990)	(2,496)

NET CHANGE IN CASH AND CASH EQUIVALENTS	60	(250)	694	359

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	2,488	2,104	1,854	1,495

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$2,548	$1,854	$2,548	$1,854

Southwest Airlines Co.
Fuel Derivative Contracts
As of January 17, 2020

Estimated economic fuel price per gallon, including taxes and fuel hedging premiums (e)
Average Brent Crude Oil price per barrel	1Q 2020 (c)	Full Year 2020 (d)
$55	$1.85 - $1.95	$1.80 - $1.90
$60	$1.95 - $2.05	$1.95 - $2.05
Current Market (a)	$2.05 - $2.15	$2.00 - $2.10
$70	$2.15 - $2.25	$2.20 - $2.30
$80	$2.25 - $2.35	$2.35 - $2.45
$90	$2.35 - $2.45	$2.50 - $2.60
Estimated fuel hedging premium expense per gallon (b)	$.05	$.04

Period	Maximum percent of estimated fuel consumption covered by fuel derivative contracts at varying WTI/Brent Crude Oil, Heating Oil, and Gulf Coast Jet Fuel-equivalent price levels
2020	59%
2021	54%
2022	31%
Beyond 2022	less than 5%

(a) Brent crude oil average market prices as of January 17, 2020, were approximately $64 and $62 per barrel for first quarter 2020 and full year 2020, respectively.
(b) Fuel hedging premium expense per gallon is included in the Company's estimated economic fuel price per gallon estimates above.
(c) Based on the Company's existing fuel derivative contracts and market prices as of January 17, 2020, first quarter 2020 GAAP and economic fuel costs are estimated to be in the $2.05 to $2.15 per gallon range, including fuel hedging premium expense of approximately $24 million, or $.05 per gallon, and an estimated $.01 per gallon in favorable cash settlements from fuel derivative contracts. See Note Regarding Use of Non-GAAP Financial Measures.
(d) Based on the Company's existing fuel derivative contracts and market prices as of January 17, 2020, annual 2020 GAAP and economic fuel costs are estimated to be in the $2.00 to $2.10 per gallon range, including fuel hedging premium expense of approximately $97 million, or $.04 per gallon, and no cash settlements from fuel derivative contracts, on a per gallon basis. See Note Regarding Use of Non-GAAP Financial Measures.
(e) The Company's current hedge positions contain a combination of instruments based in WTI and Brent crude oil; however, the economic fuel price per gallon sensitivities provided assume the relationship between Brent crude oil and refined products based on market prices as of January 17, 2020.

Southwest Airlines Co.
737 Delivery Schedule
As of December 31, 2019

Note: All MAX deliveries were suspended as of March 13, 2019, upon the FAA emergency order for all U.S. airlines to ground all MAX aircraft. The FAA's timetables and directives will determine the timing of MAX return to service.

The delivery schedule below reflects contractual commitments; although, the timing of future deliveries is uncertain. One of the Company's 2019 undelivered aircraft contractually shifted to 2021. For purposes of the delivery schedule below, the Company has included the remaining 40 of its 2019 undelivered aircraft within its 2020 contractual commitments, and has not made any further adjustments to this schedule based on current estimations. However, Boeing currently has 27 MAX 8 aircraft produced and in storage that the Company is including in its current 2020 fleet planning assumptions. The Company also currently expects to retire 16 737-700 aircraft in 2020. The Company offers no assurances that current estimations and timelines are correct.

	The Boeing Company
	MAX 7 Firm Orders	MAX 8 Firm Orders		MAX 8 Options	Additional MAX 8s		Total
2020	7	55		—	16		78	(a)
2021	—	45		—	—		45	(b)
2022	—	27		14	—		41
2023	12	22		23	—		57
2024	11	30		23	—		64
2025	—	40		36	—		76
2026	—	—		19	—		19
	30	219	(c)	115	16	(d)	380

(a) 2020 Contractual Detail

	The Boeing Company
	MAX 7 Firm Orders	MAX 8 Firm Orders	Additional MAX 8s	Total
2019 Contractual Deliveries	7	20	13	40
2020 Contractual Deliveries	—	35	3	38
2020 Contractual Total	7	55	16	78

2020 total contractual deliveries include 40 contractual aircraft that the Company expected to be delivered in 2019, but were not received due to the MAX groundings.

(b) Includes one contractual aircraft delivery that shifted from 2019 to 2021.
(c) The Company has flexibility to substitute 737 MAX 7 in lieu of 737 MAX 8 firm orders, upon written advance notification as stated in the contract.
(d) To be acquired in leases from various third parties.

NOTE REGARDING USE OF NON-GAAP FINANCIAL MEASURES
The Company's unaudited consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). These GAAP financial statements may include (i) unrealized noncash adjustments and reclassifications, which can be significant, as a result of accounting requirements and elections made under accounting pronouncements relating to derivative instruments and hedging and (ii) other charges and benefits the Company believes are unusual and/or infrequent in nature and thus may make comparisons to its prior or future performance difficult.
As a result, the Company also provides financial information in this release that was not prepared in accordance with GAAP and should not be considered as an alternative to the information prepared in accordance with GAAP. The Company provides supplemental non-GAAP financial information (also referred to as "excluding special items"), including results that it refers to as "economic," which the Company's management utilizes to evaluate its ongoing financial performance and the Company believes provides additional insight to investors as supplemental information to its GAAP results. The non-GAAP measures provided that relate to the Company’s performance on an economic fuel cost basis include Fuel and oil expense, non-GAAP; Total operating expenses, non-GAAP; Operating expenses, non-GAAP, excluding Fuel and oil expense; Operating expenses, non-GAAP, excluding Fuel and oil expense and profitsharing; Operating income, non-GAAP; Net income, non-GAAP; Net income per share, diluted, non-GAAP; Adjusted operating income, non-GAAP; and Income tax rate, non-GAAP. The Company's economic Fuel and oil expense results differ from GAAP results in that they only include the actual cash settlements from fuel hedge contracts - all reflected within Fuel and oil expense in the period of settlement. Thus, Fuel and oil expense on an economic basis has historically been utilized by the Company, as well as some of the other airlines that utilize fuel hedging, as it reflects the Company’s actual net cash outlays for fuel during the applicable period, inclusive of settled fuel derivative contracts. Any net premium costs paid related to option contracts that are designated as hedges are reflected as a component of Fuel and oil expense, for both GAAP and non-GAAP (including economic) purposes in the period of contract settlement. The Company believes these economic results provide further insight on the impact of the Company's fuel hedges on its operating performance and liquidity since they exclude the unrealized, noncash adjustments and reclassifications that are recorded in GAAP results in accordance with accounting guidance relating to derivative instruments, and they reflect all cash settlements related to fuel derivative contracts within Fuel and oil expense. This enables the Company's management, as well as investors and analysts, to consistently assess the Company's operating performance on a year-over-year or quarter-over-quarter basis after considering all efforts in place to manage fuel expense. However, because these measures are not determined in accordance with GAAP, such measures are susceptible to varying calculations, and not all companies calculate the measures in the same manner. As a result, the aforementioned measures, as presented, may not be directly comparable to similarly titled measures presented by other companies.

Further information on (i) the Company's fuel hedging program, (ii) the requirements of accounting for derivative instruments, and (iii) the causes of hedge ineffectiveness and/or mark-to-market gains or losses from derivative instruments is included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and subsequent filings.
The Company’s GAAP results in the applicable periods may include other charges or benefits that are also deemed “special items” that the Company believes make its results difficult to compare to prior periods, anticipated future periods, or industry trends. Financial measures identified as non-GAAP (or as excluding special items) have been adjusted to exclude special items. For the periods presented, in addition to the items discussed above, special items include a gain recognized in first quarter 2018, associated with the sale of 39 owned Boeing 737-300 aircraft and a number of spare engines to a third party. These aircraft were previously retired as part of the Company's exit of its Boeing 737-300 fleet.

Because management believes special items can distort the trends associated with the Company’s ongoing performance as an airline, the Company believes that evaluation of its financial performance can be enhanced by a supplemental presentation of results that exclude the impact of special items in order to enhance consistency and comparativeness with results in prior periods that do not include such items and as a basis for evaluating operating results in future periods. The following measures are often provided, excluding special items, and utilized by the Company’s management, analysts, and investors to enhance comparability of year-over-year results, as well as to industry trends: Total operating expenses, non-GAAP; Operating expenses, non-GAAP, excluding Fuel and oil expense; Operating expenses, non-GAAP, excluding Fuel and oil expense and profitsharing; Operating income, non-GAAP; Net income, non-GAAP; Net income per share, diluted, non-GAAP; Adjusted operating income, non-GAAP; and Income tax rate, non-GAAP.

The Company has also provided free cash flow, which is a non-GAAP financial measure. The Company believes free cash flow is a meaningful measure because it demonstrates the Company's ability to service its debt, pay dividends, and make investments to enhance Shareholder value. Although free cash flow is commonly used as a measure of liquidity, definitions of free cash flow may differ; therefore, the Company is providing an explanation of its calculation for free cash flow. For the year ended December 31, 2019, the Company generated $3.4 billion in free cash flow, calculated as operating cash flows of $4.0 billion less capital expenditures of $1.0 billion plus supplier proceeds of $400 million.
The Company has also provided its calculation of return on invested capital, which is a measure of financial performance used by management to evaluate its investment returns on capital. Return on invested capital is not a substitute for financial results as reported in accordance with GAAP, and should not be utilized in place of such GAAP results. Although return on invested capital is not a measure defined by GAAP, it is calculated by the Company, in part, using non-GAAP financial measures. Those non-GAAP financial measures are utilized for the same reasons as those noted above for Net income, non-GAAP and Operating income, non-GAAP. The comparable GAAP measures include charges or benefits that are deemed "special items" that the Company believes make its results difficult to compare to prior periods, anticipated future periods, or industry trends, and the Company’s profitability targets and estimates, both internally and externally, are based on non-GAAP results since in the vast majority of cases the "special items" cannot be reliably predicted or estimated. The Company believes non-GAAP return on invested capital is a meaningful measure because it quantifies the Company's effectiveness in generating returns relative to the capital it has invested in its business. Although return on invested capital is commonly used as a measure of capital efficiency, definitions of return on invested capital differ; therefore, the Company is providing an explanation of its calculation for non-GAAP return on invested capital in the accompanying reconciliation, in order to allow investors to compare and contrast its calculation to the calculations provided by other companies.

SW-QFS